EXHIBIT 99.1

AVX Corporation Announces Preliminary Fourth Quarter and Fiscal Year Results

FOUNTAIN INN, S.C. – April 26, 2016 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the fourth quarter and fiscal year ended March 31, 2016.

Chief Executive Officer and President, John Sarvis, stated, “We completed the fourth quarter of our fiscal year with net sales of $303.6 million and gross profit of $74.1 million, or 24.4%, reflecting solid operating performance in a marginally improving global economy. These results continue to reflect our focus on value added products for our customers. We continue to be optimistic in this challenging market. This optimism was bolstered by a modest build in our order backlog during the quarter. Furthermore, we expect that the continuing evolution of new electronic devices necessary in today’s digital world will provide growth opportunities in the coming fiscal year as our customers introduce new products.”

For the quarter ended March 31, 2016, net sales were $303.6 million compared to net sales of $315.5 million for the same quarter last year. The sales decline from the three month period ended March 31, 2015 is primarily due to generally weaker global economic conditions, our customers’ cautious inventory management programs and a reduction in sales of Kyocera Resale Connector products in the Asian region. Effective April 1, 2015, Kyocera began selling such Kyocera manufactured connectors in Asia using Kyocera’s sales force rather than having AVX resell such products in that region, which negatively impacted our sales by $6.6 million when compared to the same quarter last year.

On a U.S. GAAP basis, unaudited results include net income for the current quarter of $32.7 million, or $0.19 per diluted share, compared to net income of $101.5 million, or $0.60 per diluted share, for the quarter ended March 31, 2015. Non-GAAP net income (excluding special charges and net discrete income tax benefits) was $32.0 million, or $0.19 per diluted share, for the quarter ended March 31, 2016 compared to non-GAAP net income of $34.4 million, or $0.20 per diluted share, for the quarter ended March 31, 2015. During the current quarter, pre-tax special charges consisted of a $1.3 million charge ($0.8 million after-tax) related to a new environmental remediation demand related to a legacy environmental issue and a $0.4 million charge ($0.3 million after-tax) related to a recent jury finding with respect to an intellectual property lawsuit. Net income for the quarter also included a total of $1.7 million of favorable discrete income tax items. Net income for the quarter ended March 31, 2015 included a total of $67.2 million of favorable net discrete income tax items.

For the fiscal year ended March 31, 2016, net sales were $1,195.5 million compared to net sales of $1,353.2 million for the fiscal year ended March 31, 2015. The sales decline for the fiscal year ended March 31, 2016, is due to weaker global economic conditions and the negative impact on reported sales resulting from the strength of the U.S. Dollar, as well as a $46.4 million reduction in sales of Kyocera Resale Connector products in the Asian region as discussed above.

On a U.S. GAAP basis, unaudited results include net income for the fiscal year ended March 31, 2016 of $101.5 million, or $0.60 per diluted share, compared to net income of $225.9 million, or $1.34 per diluted share, for the fiscal year ended March 31, 2015. Non-GAAP net income (excluding special charges and net discrete income tax benefits) was $126.1 million, or $0.75 per diluted share, for the fiscal year ended March 31, 2016 compared to non-GAAP net income of $155.5 million, or $0.92 per diluted share, for the fiscal year ended March 31, 2015. For the fiscal year ended March 31, 2016, special charges consisted of $45.3 million in pre-tax charges ($29.0 million after-tax) related to intellectual property lawsuits and environmental remediation. Results for the fiscal year ended March 31, 2016 also included a total $4.4 million of favorable net discrete income tax items. Results for the fiscal year ended March 31, 2015 included a total $70.3 million of favorable net discrete income tax items.

AVX CORPORATION

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2016	2015	2016
Net sales	$315,547	$303,605	$1,353,228	$1,195,529
Cost of sales	238,605	229,529	1,024,659	906,459
Gross profit	76,942	74,076	328,569	289,070
Selling, general & admin. expense	30,272	32,172	115,820	119,768
Legal and environmental charges	-	1,668	-	45,318
Profit from operations	46,670	40,236	212,749	123,984
Other income, net	2,250	3,076	5,850	8,168
Income before income taxes	48,920	43,312	218,599	132,152
Provision (benefit) for taxes	(52,606)	10,647	(7,272)	30,617
Net income	$101,526	$32,665	$225,871	$101,535
			-
Basic income per share	$0.60	$0.19	$1.34	$0.61
Diluted income per share	$0.60	$0.19	$1.34	$0.60

Weighted average common shares outstanding:			-
Basic	168,245	167,535	168,148	167,797
Diluted	168,490	167,605	168,402	167,961

NOTES

Sales in our Asian region for the quarter and fiscal year ended March 31, 2015 included $6.6 million and $47.5 million, respectively, of sales of Kyocera Resale Connector products compared to sales of $0.0 million and $1.1 million for the quarter and fiscal year ended March 31, 2016, respectively. As previously disclosed, effective April 1, 2015, Kyocera began selling such Kyocera manufactured connectors in Asia using Kyocera’s sales force rather than having AVX resell such products in that region.

Results for the quarter and fiscal year ended March 31, 2016 include $1.7 million and $4.4 million, respectively, of net one-time income tax benefits primarily attributable to the reduction of reserves related to the expiration of statutory periods with regard to certain income tax positions.

Results for the quarter and fiscal year ended March 31, 2015 include $67.2 million and $70.3 million, respectively, of net one-time income tax benefits primarily attributable to the reversal of valuation allowances related to the future utilization of net operating loss carryforwards (“NOL’s”) in our European operations and tax benefits related to the restructuring of foreign subsidiaries in the fourth quarter.

AVX CORPORATION

GAAP to Non-GAAP Reconciliation

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2016	2015	2016
Including special charges (benefits) (GAAP)
Net sales	$ 315,547	$ 303,605	$ 1,353,228	$ 1,195,529

Net income	$ 101,526	$ 32,665	$ 225,871	$ 101,536
Diluted income per share	$ 0.60	$ 0.19	$ 1.34	$ 0.60

Excluding special charges (benefits) (Non-GAAP)
Special charges (after-tax)
Litigation and environmental charges	$ -	$ 1,068	$ -	$ 29,004
Discrete tax benefits (net)	(67,153)	(1,693)	(70,341)	(4,446)
Net income	$ 34,373	$ 32,040	$ 155,530	$ 126,094
Diluted income per share	$ 0.20	$ 0.19	$ 0.92	$ 0.75

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding special charges. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similarly titled to or calculated in a manner consistent with non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP net income is provided in the table above.

Chief Financial Officer, Kurt Cummings, stated, “As a part of our strategy, we continued to foster our financial strength in order to allow flexibility for investments in potential acquisitions, materials, equipment and people to support future growth. We have cash, cash equivalents and short and long-term investments in securities of approximately $1.0 billion and no debt. We continued to use our resources to provide value to our stockholders during the fiscal year by paying $70.5 million in dividends to stockholders and using $10.2 million to repurchase shares of AVX stock on the open market.”

AVX CORPORATION

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	March 31,
	2015	2016
Assets
Cash and cash equivalents	$381,605	$454,208
Short-term investments in securities	461,901	494,594
Accounts receivable, net	188,992	168,673
Inventories	535,912	484,268
Other current assets	176,142	85,150
Total current assets	1,744,552	1,686,893
Long-term investments in securities	150,029	85,577
Property, plant and equipment, net	199,842	217,998
Goodwill and other intangibles	275,638	270,605
Other assets	88,954	136,762

TOTAL ASSETS	$2,459,015	$2,397,835

Liabilities and Stockholders' Equity
Accounts payable	$76,043	$78,167
Income taxes payable and accrued expenses	190,266	100,635
Total current liabilities	266,309	178,802
Other liabilities	60,743	41,927

TOTAL LIABILITIES	327,052	220,729

TOTAL STOCKHOLDERS' EQUITY	2,131,963	2,177,106

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,459,015	$2,397,835

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking. The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2017, overall volume and pricing trends, potential for future growth, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures. There may also be other statements of expectations, beliefs, outlook, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management's expectations and are inherently uncertain. The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2015, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein. Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC. You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law. All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

AVX, headquartered in Fountain Inn, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

Contact:

AVX Corporation, Fountain Inn

Kurt Cummings

864-967-9303

investor.relations@avx.com